TERMINATION OF SERVICES AND DEVELOPMENT AGREEMENT

This TERMINATION OF SERVICES AND DEVELOPMENT AGREEMENT (“Termination Agreement”) is entered into this 30th day of April, 2012, by and between NTS MORTGAGE INCOME FUND, a Delaware corporation (the “Fund”) and RESIDENTIAL MANAGEMENT COMPANY, a Kentucky corporation (“Residential”).

RECITALS:

A.          Effective as of January 1, 2009, Fund and Residential entered into that certain Services and Development Agreement, as amended by that certain First Amendment to Services and Development Agreement dated as of December 31, 2009,  that Second Amendment to Services and Development Agreement dated as of March 31, 2010,  that Third Amendment to Services and Development Agreement dated as of June 30, 2010, that Fourth Amendment to Services and Development Agreement dated as of September 30, 2010, that Fifth Amendment to Services and Development Agreement dated as of December 31, 2010, that Sixth Amendment to Services and Development Agreement dated as of March 31, 2011, that Seventh Amendment to Services and Development Agreement dated as of June 30, 2011, that Eighth Amendment to Services and Development Agreement dated as of September 30, 2011, that Ninth Amendment to Services and Development Agreement dated as of December 31, 2011, and that Tenth Amendment to Services and Development Agreement dated as of April 25, 2012 (collectively, the “Agreement”), which provided that Residential would manage, develop and operate the Fund’s real properties as set forth in the Agreement;

B.          The Term of the Agreement has been extended until June 30, 2012;

C.          The Fund has determined to liquidate and dissolve pursuant to an Amended Plan of Dissolution and Complete Liquidation duly adopted by the directors and stockholders of the Fund (the “Plan”).

D.          In connection with the Plan, the Fund desires to terminate the Agreement effective as of the date hereof.

E.          Residential agrees to terminate the Agreement and is willing to enter into this Termination Agreement to reflect such termination.

NOW, THEREFORE, in consideration of the above recitals and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by all parties, the parties hereto agree as follows:

1.          Recitals.  The above recitals are hereby incorporated herein as if fully re-written.

2.          Defined Terms.  All capitalized terms used herein shall have the same meaning as in the Agreement unless otherwise defined herein.

3.          Termination of Services and Development Agreement.  The Fund and Residential hereby agree pursuant to Section 2.2 of the Agreement that the Agreement shall terminate Effective

April 30, 2012 (the “Effective Date”). Residential shall have no duty to provide services to the Fund from and after the Effective Date.  Likewise, from and after the Effective Date, the Fund shall have no continuing obligation to pay Residential any compensation, fees or other amounts under the Agreement, other than any outstanding advances, deferrals, fees and expense reimbursement obligations.

4.          Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed an original and all such counterparts together shall constitute one and the same Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

FUND:

NTS MORTGAGE INCOME FUND, a Delaware corporation

By:	/s/ Brian F. Lavin
Name:	Brian F. Lavin
Title:	President

RESIDENTIAL:

RESIDENTIAL MANAGEMENT COMPANY, a Kentucky corporation

By:	/s/ Gregory A. Wells
Name:	Gregory A. Wells
Title:	Executive Vice President

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